[Logo of Wells Fargo Bank]


September 18, 1997


Smart & Final, Inc.
4700 South Boyle Avenue
Los Angeles, CA   90058

Attention:  Richard Phegley, Treasurer

Dear Richard:

I am pleased to advise you that Wells Fargo Bank, N.A. ("WFB") has approved for use by Smart & Final, Inc. an uncommitted short term money market facility in the principal amount of up to fifty million dollars ($50,000,000), subject to the following terms and conditions:

BORROWER:          Smart & Final, Inc. ("BORROWER")
                                       ------------

PRINCIPAL AMOUNT:  Up to fifty million dollars ($50,000,000). Advances under this facility shall be made in multiples of five million dollars ($1,000,000) up to an aggregate of $50,000,000.00 outstanding at any one time. WFB shall not have any commitment or obligation to make any advances and each advance will be made only in WFB's sole discretion.

INTEREST RATE:     A fixed rate of interest as quoted by WFB on the date of each advance.

TERM OF ADVANCE:   As mutually agreed by WFB and ("BORROWER") at the time
                                                 ------------
                   of each advance provided that no advance shall have a term exceeding ninety (90) days and no advance shall mature after December 17, 1998. Principal and interest of each advance shall be payable at the maturity of each advance. WFB shall have the option of assigning or selling participations in any advances.

PURPOSE:           For working capital requirements.

EFFECTIVE DATE:    September 18, 1997.

TERMINATION DATE:  At any time upon written notice by either ("BORROWER")
                                                              -----------
                   or WFB, provided, however, that such termination shall not affect any advance outstanding at the time of termination. In any event, this line of credit will expire no later than September 17, 1998.

September 18, 1997
Page 2

DOCUMENTATION:     1.  Note as enclosed.

                   2. Supporting documentation, including Board Resolution, Certificate of Incumbency and Authorized Signatures.

OTHER TERMS:       1.  Continued maintenance of a financial conditional
                       satisfactory to WFB.

                   2. Provision in a timely manner to WFB of quarterly unaudited financial statements and an audited fiscal year-end report certified by a nationally recognized accounting firm. Provision of 10Q and 10K reports as available.

WIRE INSTRUCTIONS: WFB will wire monies to the following instructions only. Any changes must by communicated to WFB in writing and signed by an authorized signer.

                   Bank Name           :  Wells Fargo Bank, N.A.
                   ABA Number          :  121000248
                   Credit To           :  Smart & Final, Inc.
                   Account Number      :  4159-391218

COMMITMENT FEE:    It is understood that this facility does not constitute a
                   commitment by WFB to lend at any time and that any advance hereunder shall be at WFB's sole discretion. Accordingly, no commitment fee will be payable to WFB.

GOVERNING LAW:     This letter is governed by and construed under the laws of the State of California.

ARBITRATION:       1.  Arbitration.  Upon the demand of any party, any Dispute
                       -----------
                       shall be resolved by binding arbitration (except as set forth in paragraph 5 below) in accordance with the terms of this letter. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, this letter or the enclosed note, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to this letter or the enclosed note, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to this letter or the enclosed note.
                       Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

September 18, 1997
Page 3

                   2.  Governing Rules.  Arbitration proceedings shall be
                       ---------------
                       administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in this letter or the enclosed note. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. (S)91 or any similar applicable state law.

                   3.  No Waiver; Provisional Remedies, Self-Help and
                       -----------------------------------------------
                       Foreclosure.  No provision hereof shall limit the right
                       -----------
                       of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

                   4.  Arbitrator Qualifications and Powers; Awards.
                       --------------------------------------------
                       Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive law applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and
                       (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall

September 18, 1997
Page 4

                       be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

                   5.  Judicial Review.  Notwithstanding anything herein to the
                       ---------------
                       contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

                   6.  Miscellaneous.  To the maximum extent practicable, the
                       -------------
                       AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to this letter or the enclosed note or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of this letter or the enclosed note and any relationship between the parties.

If the above terms and conditions are acceptable to you, please indicate by signing and returning the enclosed copy of this letter and the original note.

September 18, 1997
Page 5

We sincerely appreciate the opportunity to provide you with this competitive source of short-term funding and look forward to your active use of this facility.


WELLS FARGO BANK, N. A.


/s/ Kathleen Barnes
-------------------
Name        Kathleen Barnes
            Vice President
--------------------------------
Title



Accepted By:

SMART & FINAL, INC.


/s/ Richard Phegley
-------------------------------------------
Name     Richard Phegley
         Vice President and Treasurer
-------------------------------------------
Title

Enclosures

                                      NOTE
                                      ----

$50,000,000                                                   September 18, 1997


   For value received, the undersigned, Smart & Final, Inc. ("Borrower"), hereby promises to pay to the order of WELLS FARGO BANK, N. A. ("WFB"), in United States dollars and in immediately available funds at 707 Wilshire Boulevard, Los Angeles, California, the principal sum of fifty million dollars ($50,000,000) or so much thereof as may be outstanding hereunder, whichever is less, together with interest from the date of each advance on the daily unpaid principal balance of said advance. Each advance hereunder shall be repaid on the date mutually agreed by Borrower and WFB at the time of making such advance, together with interest thereon at the rate per annum mutually agreed by Borrower and WFB at the time of making of such advance, provided that all principal and interest outstanding on December 17, 1998 shall be due and payable on such date.

   WFB shall not be obligated to make any advance hereunder and any advances will be made solely in WFB's discretion.

   Interest on each advance hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed. Any amount of principal not paid when due hereunder shall thereafter bear interest at a rate per annum equal to 1% in excess of the rate announced within WFB from time to time as its "Prime Rate." Interest not paid when due shall thereafter bear like interest as the principal.

   In the event any advance hereunder is prepaid prior to the maturity date agreed upon for that advance, the Borrower shall reimburse WFB on demand for any loss incurred by WFB as a result of such prepayment, including any loss of income resulting from WFB's reinvestment or reemployment of the amount prepaid at a rate which is less than the interest rate agreed upon for such advance.

   WFB is authorized to record on the schedule attached to and made a part of this Note (a) the date, amount, maturity date and rate of interest agreed upon by WFB and Borrower with respect to each advance and (b) all payments received by WFB hereunder. Such schedule shall be prima facie evidence of the matters so
                                         ----- -----
recorded, provided that WFB's failure to make any such entries shall not affect Borrower's obligations hereunder.

   This Note is referred to in, and is entitled to the benefits of, that certain letter agreement between WFB and the Borrower of even date herewith.

   Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. Borrower promises to pay costs of collection and reasonable attorneys' fees if default is made in the payment of this Note.

   In the event of nonpayment when due of principal of or interest on this Note, the whole amount of principal and interest shall, at the option of the holder of this Note, become immediately due and payable.

   Advances under this Note may be requested, and the interest rate quoted by WFB agreed to, by any authorized officer of the undersigned. The undersigned hereby authorizes WFB to rely upon the telephonic or written instruction of any person identifying himself or herself as an authorized officer of the undersigned without any obligation on the part of WFB to confirm the identity or authority of such persons.

   This Note shall be governed by and construed under the laws of the State of California.

   IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its officer or officers thereunto duly authorized and directed by appropriate corporate authority.

                              SMART & FINAL, INC.


                              /s/ Richard Phegley
                              -------------------
                              Name
                              Vice President & Treasurer
                              --------------------------
                              Title

                   SCHEDULE TO NOTE OF (SMART & FINAL, INC.)
                   -----------------------------------------
                            DATED (SEPTEMBER 1, 1997)
                            -------------------------


         Principal   Maturity   Principal  Interest   Paid
Date of  Amount of    Date of    Amount     Amount  Through  Principal  Notation
Advance   Advance     Advance     Paid       Paid     Date    Balance    Made By
-------   -------     -------     ----       ----     ----    -------    -------








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